Exhibit 8.3

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen

http://www.fangdalaw.com

中国北京市建国门外大街1号	电子邮件	E-mail:	email@fangdalaw.com
国贸大厦3座21楼	电 话	Tel.:	86-10-5769-5600
邮政编码：100004	传 真	Fax:	86-10-5769-5788
	文 号	Ref.:	12CF0228

21/F, China World Tower 3

No. 1, Jian Guo Men Wai Avenue

Beijing 100004, PRC

LEGAL OPINION

To:          HISOFT TECHNOLOGY INTERNATIONAL LIMITED

September 28, 2012

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for purposes of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to HiSoft Technology International Limited (the “Company”) in connection with the registration statement of the Company on Form F-4 including all amendments or supplements thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance of common shares, par value US$0.00139482 per share (after given effect to the HiSoft Share Consolidation, as defined in the Registration Statement), of the Company to holders of ordinary shares, par value US$0.001 per share, of VanceInfo Technologies Inc. (“VanceInfo”) pursuant to the agreement and plan of merger, dated as of August 10, 2012, as amended by the amendment dated as of August 31, 2012, by and among the Company, VanceInfo, Chemistry Merger Sub Inc., and Chemistry Merger Sub II Inc. (the “Transaction”).

As used herein, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC; (B) “PRC Laws” means all laws, regulations, orders, decrees, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; and (C) “Governmental Authorizations” means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

In rendering this opinion, we have examined the Registration Statement under relevant captions, the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and its PRC subsidiaries and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry: (1) the genuineness of all the signatures, seals and chops; (2) the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (3) the truthfulness, accuracy, completeness and fairness of all Documents, as well as the factual statements contained in such Documents; (4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (5) that all information provided to us by the Company and its PRC subsidiaries in response to our enquiries for purposes of this opinion is true, accurate, complete, and not misleading, and that neither the Company nor any of its PRC subsidiaries has withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (6) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and (7) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

Based on the foregoing and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that, as of the date hereof, the statements set forth under the captions “Risk Factors — Other Risks Related to HiSoft and VanceInfo”, “The Merger — Material PRC Income Tax Consequences of the Merger”, and “Limitations on Enforcement of U.S. Laws” in the Registration Statement, and the statements set forth under the captions “Item 4 — Information of the Company — B. Business Overview — Regulations” and “Item 5 — Operating and Financial Review and Prospects — A. Operating Results — Income Taxes” of the Company’s 2011 20-F filed with the SEC on April 20, 2012, as amended, in each case, insofar as such statements describe or summarize PRC Laws, are accurate in all material aspects based on the PRC Laws in effect at the date of this opinion.

This opinion is subject to the following qualifications:

(a)    This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with any interpretation, implementation and application of relevant PRC Laws.

(b)    There are uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC Authorities will not in the future take a view that is contrary to the opinion of us.

(c)    This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion, and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(d)    No independent search, investigation or other verification has been conducted by us with any Government Authorities or any third parties for the purpose of rendering this opinion.

(e)    This opinion is subject to the disclosures contained in the Registration Statement, the Company’s 2011 20-F filed with the SEC on April 20, 2012, and VanceInfo’s 2011 20-F filed with the SEC on April 26, 2012.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is solely for the benefit of the Company, and may be relied upon by Simpson Thacher and Bartlett in its capacity as the U.S. Counsel to the Company in the Transaction. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

We hereby consent to the reference to our firm under the captions “The Merger — Background of the Merger”, “Limitations on Enforcement of U.S. Laws”, and “Legal Matters” in the Registration Statement, as amended, filed with the SEC. We also consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners